Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Credit Suisse First Boston (USA), Inc.:

We consent to the use of our report dated November 1, 2000, with respect to the consolidated statements of financial condition of Credit Suisse First Boston Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Current Report on Form 8-K of Credit Suisse First Boston (USA), Inc. filed with the Securities and Exchange Commission on November 7, 2000, incorporated herein by reference.

/s/ KPMG LLP

New York, New York

April 19, 2002